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                                                                  EXHIBIT 10.39

                        (Confidential Portions Omitted)

                           EXCLUSIVE OUTPUT AGREEMENT

     This Agreement (the "Agreement") is being entered into as of this 7th day of April, 2000 by and between BAY MULTIMEDIA, INC. ("Bay") and FRANCHISE FILMS, INC. ("Franchise") and sets forth the terms and conditions of their agreement regarding Bay's acquisition of certain rights to Franchise's motion picture output on an exclusive basis and certain other motion picture product, all as more particularly set forth below. As used herein, the term "Parties" shall refer collectively to Bay and Franchise, and the term "Party" shall refer to Bay or Franchise individually. The Parties hereby agree as follows:

1. SCOPE OF THE AGREEMENT: For good and valuable consideration, receipt of which is hereby acknowledged:

     a. Exclusive First Look Obligation. During the Output Term (as defined herein), Franchise shall submit to Bay, on an exclusive, "first-look" basis, all Franchise Pictures (as defined herein) with respect to which Bay shall have the right to exploit Interactive Entertainment Rights (as defined in Paragraph 5 hereof) in perpetuity throughout the universe, in accordance with the terms and conditions hereof. Each submission shall be made by Franchise in accordance with the requirements and procedures set forth below. The term "Franchise Picture" shall mean an original first class theatrical motion picture: (i) to be produced or acquired for theatrical release by Franchise; and/or (ii) to be otherwise released under the Franchise name and/or logo and/or any other name and/or logo owned, operated or controlled by, or otherwise affiliated with, Franchise, by itself or through a joint venture with another entity. A motion picture project, property or film shall be deemed to be a Franchise Picture the first date upon which Franchise enters into an agreement to acquire the rights to cause such project, property or film to be produced, acquired or otherwise released in accordance with the definition of a Franchise Picture hereunder (the "Acquisition Date"). For purposes hereof, "first look" means that a Franchise Picture shall be submitted solely and exclusively to Bay for purposes of exploiting the Interactive Entertainment Rights in and to such Franchise Picture before the same is submitted to any other person or entity. It is the essence of this Agreement that Franchise will not submit any Franchise Picture to a third party for acquisition, licensing, exploitation or any other use of the Interactive Entertainment Rights unless and until the Franchise Picture has been submitted to Bay hereunder and Bay has declined to exploit the Interactive Entertainment Rights to the Franchise Picture (a "Rejected Picture"). A Franchise Picture for which Bay elects to exploit the Interactive Entertainment Rights shall be referred to as an "Included Picture."

     b. Grant of Rights. Franchise hereby irrevocably grants, transfers, assigns and licenses to Bay the Granted Rights (as defined in Paragraph 5 hereof) in and to each Franchise Picture during the Output Term (as defined herein) in perpetuity throughout the universe subject to, and in accordance with, the terms hereof.

     c. Output Term. The term "Output Term" shall mean the period commencing on the date hereof and expiring upon the later of (i) that date which is three
(3) years from the date hereof or (ii) initial theatrical release in the United States of the tenth Included Picture. It is understood that notwithstanding the expiration of the Output Term, Bay's Granted Rights with respect to each Franchise Picture shall continue in perpetuity throughout the universe.


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      d.    Wide Release Requirement. Notwithstanding anything to the contrary contained herein, the Parties agree that in the event that an Included Picture shall fail to be released theatrically by Franchise on at least 800 screens in the United States simultaneously at any time during the 8 weeks after initial release of such Included Picture (each Included Picture which fails to achieve such a theatrical release shall be referred to herein as a "Limited Release Picture"), such Limited Release Picture shall cease to be an Included Picture hereunder for purposes of determining the Output Term.

2. GRANTED RIGHTS: The term "Granted Rights" shall mean the exclusive Interactive Entertainment Rights (as defined herein) to each of the Franchise Pictures, all rights necessary to distribute, exploit, advertise, promote and publicize such Interactive Entertainment Rights, and the identical rights to all remakes, sequels and prequels of each Franchise Picture, for exploitation in perpetuity throughout the Universe. "Interactive Entertainment Rights" shall mean all of the following: (a) rights to develop and manufacture interactive software products (the "Products") on all interactive entertainment software platforms including, without limitation: (i) IBM PC, Apple Macintosh and Power PC compatible computers and any similar or successor personal computers, whether operating under DOS, Windows, OS/2, Macintosh OS, UNIX or any similar or successor operating system, and whether operating in stand-alone or networked configuration including, without limitation, on the interactive networks and the Internet, and regardless of storage media (e.g., whether on CD-ROM, magnetic, optical solid-state or other media), (ii) dedicated console gaming systems and any similar or successor gaming systems (e.g., Sony PlayStation, Sony PlayStation 2, Sega Dreamcast, Nintendo Dolphin, Nintendo 64, etc.), (iii) coin operated, token operated or other arcade games, and (iv) handheld consoles and devices (e.g., Nintendo Color Gameboy); and (b) rights to use elements of each Franchise Picture including, without limitation, the soundtrack to each Franchise Picture and the names, likenesses, biographies, photographs and recorded voices of all persons appearing in each Franchise Picture, to the extent Franchise possesses such rights, (i) as part of the name, label, packaging, or trade dress (i.e., overall appearance and commercial impression) of the Products, (ii) as part of the sound, graphics or other audio-visual elements integral to the Products for use in all interactive media whether heretofore known or hereafter developed, and (iii) in print media, point of sale, radio broadcast and television advertising, and in brochures, sales literature and promotional activities, including on-line promotional activities, for the Products. The Parties agree that the Granted Rights are subject only to any non-financial contractual restrictions thereon set forth in any bonafide agreement entered into by Franchise with third parties of which Bay has received written notice at the time of submission.

3.    SUBMISSION PROCEDURES:

      a. Submission. Not later than five (5) business days following the Acquisition Date of a Franchise Picture, Franchise shall submit the screenplay for such Franchise Picture to Bay, along with a written notice ("Submission Notice") from Franchise to Bay stating the proposed budget amount for such Franchise Picture and informing Bay that the screenplay and notice constitute a submission hereunder. In addition, Franchise shall submit to Bay a statement of any and all creative elements attached to such Franchise Picture (e.g., director, writer, principal cast members) and all other relevant material Franchise has in connection with such Franchise Picture (e.g., chain-of-title documents, proposed schedule, expected date of initial United States theatrical release) (collectively, all of the foregoing shall be known as the "Submission Materials").

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     b.   Bay's Response to Submission. Within ninety (90) days following receipt by Bay of a Submission Notice, together with complete Submission Materials (the "Response Period"), Bay will provide written notice to Franchise whether Bay elects to exploit the Interactive Entertainment Rights to such Franchise Picture. The Response Period may be extended in writing by Bay as reasonably necessary to confirm the validity of the chain of title for such Franchise Picture. Bay's failure to respond within the Response Period shall be deemed to constitute Bay's rejection of such Franchise Picture and such Franchise Picture shall thereafter be deemed to be a Rejected Picture.

     c. Rejected Pictures. With respect to each Rejected Picture, Franchise will have the option to arrange for the Interactive Entertainment Rights to such Rejected Picture to be acquired by third parties; provided, however, that prior to the time that Franchise concludes any agreement to set up such rights with a third party, if there is any change in any of the elements set forth in the Submission Materials (e.g., additional writing, a change in the budget amount, a change in the principal cast), then Franchise shall resubmit the Rejected Picture to Bay in accordance with the terms of Paragraph 6.a. above and the Rejected Picture shall not be submitted to any third party unless and until Bay has again declined to exploit said rights. All of Bay's right, title, and interest in and to each Rejected Picture that is not required to be resubmitted to Bay pursuant to the terms of this Paragraph 6.c. shall revert to Franchise automatically. Bay shall quitclaim all rights in and to such Rejected Picture to Franchise. Upon Franchise's written request, Bay shall execute and deliver or cause to be executed and delivered to Franchise a customary quitclaim or such other instruments, documents or agreements as Franchise may reasonably deem necessary to effectuate such quitclaim.

     d. Submission by Bay. In addition to Franchise's submissions hereunder, Bay shall have the right, but not the obligation, to submit to Franchise, at any time, theatrical motion picture projects for which Bay is willing to exploit the Interactive Entertainment Rights. None of such projects shall be deemed a Franchise Picture hereunder unless and until Franchise enters into a binding written agreement to acquire the rights to cause such project to be produced, acquired or otherwise released in accordance with the definition of a Franchise Picture hereunder.

4.   EQUITY INTEREST:

     a. Bay Common Stock. Franchise shall be entitled to receive up to an aggregate total of seven hundred fifty thousand (750,000) shares of Bay common stock (the "Equity Interest"), which shares shall accrue and be payable to Franchise in ten (10) equal installments (each installment representing one-tenth (1/10) of the Equity Interest) within 10 business days from initial United States theatrical release of each of the first ten (10) Included Pictures.

     b.   Rights of First Refusal.

          i. Offer of Sale; Notice of Proposed Sale. If at any time Franchise desires to sell, transfer or otherwise dispose of any of its shares of the capital stock of Bay now or hereafter held or any interest in such shares of capital stock of Bay (referred to herein as "Shares"), Franchise shall deliver written notice of its desire to do so (the "Sale Notice") to Bay, which Sale Notice must be accompanied by a binding agreement (the "Binding Agreement"), which
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            Binding Agreement shall be expressly subject to Franchise's complying with the provisions of this Agreement, including this Paragraph 7, with a bona fide purchaser reasonably capable of completing such purchase (the "Proposed Transferee"). The Sale Notice and Binding Agreement shall specify (i) the name and address of the Proposed Transferee(s), (ii) the number of Shares Franchise proposes to sell, transfer or otherwise dispose of (referred to herein as "Offered Shares"), (iii) the consideration per Offered Share to be delivered to Franchise for the proposed sale, transfer or disposition and (iv) all other material terms and conditions of the proposed transaction.

      ii. Option to Purchase. Bay shall have the option to purchase all or any portion of the Offered Shares for the consideration per share and on the terms and conditions set forth in the Sale Notice and Binding Agreement. The Company may only exercise such option by delivery of written notice to Franchise prior to the date fifteen
            (15) business days after the date of delivery of the Sale Notice. If Bay delivers written notice of its intent to purchase all or any portion of the Offered Shares, then the closing of the purchase of the Offered Shares shall take place at the offices of Bay no later than ten (10) business days after the expiration of the fifteen
            (15) day period specified above.

      iii. Form of Consideration. To the extent that the consideration proposed to be paid by the Proposed Transferee for the Offered Shares consists of property other than cash or a promissory note (the "Non-Cash Consideration"), the consideration required to be paid by Bay exercising its option under this Paragraph 7.b. may consist of cash equal to the value of the Non-Cash Consideration, as determined in good faith by Bay's Board of Directors. Notwithstanding anything to the contrary set forth above, the fifteen (15) day period specified in Paragraph 7.b.ii. shall commence when the value of the Non-Cash Consideration is determined.

      iv. Sale to Proposed Transferee. To the extent Bay fails (i) to deliver written notice or notices of intent to purchase any of the Offered Shares within the fifteen (15) day period specified in Paragraph 7.b.ii. or (ii) to close the purchase of the Offered Shares within the applicable period specified in Paragraph 7.b.ii., then Franchise may sell, transfer or otherwise dispose of the remaining Offered Shares to the Proposed Transferee at any time within one hundred twenty (120) days after the date of the delivery of the Sale Notice on the terms set forth in the Sale Notice and Binding Agreement. Any Offered Shares not sold, transferred or otherwise disposed of within the applicable one hundred twenty (120) day period shall continue to be subject to all of the requirements of this Paragraph 7 as if there had been no prior offer or Sale Notice. Notwithstanding the above, the Offered Shares shall not be sold, transferred or otherwise disposed of unless such purchaser or acquirer is bound or agrees in writing to be bound by the provisions of this Paragraph 7, and any such sale, transfer or disposition where such purchaser or acquirer is not bound or does not so agree to be bound shall be void.
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     c.   Additional Transfer Restrictions. Notwithstanding any provision of this Agreement to the contrary, no Shares or any other equity securities of Bay or rights or warrants exercisable, exchangeable or convertible into any equity securities of Bay may be made to any third party if such third party is engaged, directly or indirectly, whether as an owner or an employee, in a business that is similar to or in competition with the business of Bay.

     d. Lock-up Agreement. In consideration for Bay agreeing to its obligations under this Agreement, Franchise agrees, in connection with the first qualified public offering of Bay securities, upon request of Bay or the underwriters managing such offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Bay (other than those included in the registration) without the prior written consent of Bay or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as Bay or the underwriters may specify. Franchise agrees that Bay may instruct its transfer agent to place stop transfer notations in its records to enforce the provisions of this Paragraph 7.

     e. Effect of Not Following Procedures. Any sale, transfer or other disposition of any Shares not in accordance with the foregoing procedures of this Paragraph 7 shall be null and void and of no force and effect. Notwithstanding anything to the contrary contained herein, nothing shall prevent Franchise from pledging or otherwise encumbering its Shares; provided, however, that the pledgee or holder of such encumbrance shall not be entitled to acquire such Shares upon default or otherwise unless the provisions of this Paragraph 7 are first complied with.

5.   ROYALTY PAYMENTS:

     a. Royalties. Provided Franchise is not in material breach of or default under the terms of this Agreement, and subject to the limitations set forth in Paragraph 8.b. hereof, Bay agrees to pay Franchise a royalty in the amount of [*] of Net Sales (as defined in Schedule NS attached hereto and incorporated herein by reference) of each of the Products developed by Bay in connection with an Included Picture hereunder. Any royalties due pursuant to this Section 8.a. shall be paid to Franchise on a quarterly basis for two (2) years, semiannually for the next three (3) years and annually thereafter, and shall be accompanied by a royalty statement.

     b. Limitations on Royalties. No royalties shall be due for the sale of Products that result in a loss to Bay. No royalties will be payable on returns that are accepted and credited by Bay or an affiliate of Bay, on units of the Products distributed exclusively for demonstration or promotional purposes, or for replacements. Bay shall have the right to retain a reasonable reserve from royalties for returned Products (provided that such reserve will be reviewed and, if appropriate, liquidated in good faith on a quarterly basis). To the extent that the actual returns to Bay or affiliates of Bay in any given quarter are greater than the expected returns based on which Bay has adjusted any royalty payments, such difference will be withheld by or payable to Bay, as the case may be. No royalties will be payable on sales or other transactions between Bay and any affiliates of Bay. If Bay makes a royalty payment to franchise where Bay is subsequently required to refund or reduce all or any part of the gross revenue collected by it, Bay shall have the right to a refund of overpayments of royalties made to Franchise.



*  Confidential Portion Omitted and Filed Separately with the Commission.

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      c.    Books and Records Relating to Sales. Bay will maintain sufficient and accurate books and records relating to all transactions relevant to sales of the Products or in respect of which Bay is required to provide information in a royalty statement.

      d. Inspection. Bay will permit a chartered accountant reasonably acceptable to Bay and appointed by Franchise (the "Franchise Accountant") to inspect the books and records maintained by Bay after thirty (30) days notice at any reasonable time during normal business hours at Franchise's expense and in such manner as not to interfere with the business of Bay for the purpose of verifying the correctness of the royalty statements and the payments made by Bay to Franchise by way of royalty pursuant to this Paragraph 8. Franchise shall not be entitled to make such inspections more frequently than on one occasion in each period of twelve (12) calendar months unless it can demonstrate that there are exceptional circumstances requiring such additional inspections. In the event that the Franchise Accountant discovers an error of greater than [*] in favor of Franchise, Franchise shall be entitled to reimbursement by Bay for the costs of such a review.

      e. No Disclosure. Franchise shall not and shall cause the Franchise Accountant not to disclose any information acquired as a result of any such examination or inspection to any person, firm or corporation other than its employees, authorized representatives and as otherwise strictly necessary to enforce its rights hereunder.

6. CONSULTATION RIGHTS: Franchise shall regularly and meaningfully consult with Bay in good faith during the Output Term with respect to (a) Franchise's development/acquisition slate for Franchise Pictures and (b) all key creative elements of the Included Pictures. Franchise shall advise Bay as to the status of pre-production, production and post-production of each Included Picture on no less than a monthly basis. Without limiting the generality of the foregoing, Franchise agrees to provide Bay with regular production status reports during the period of principal photography and post-production of each Included Picture. Bay agrees to consult with Franchise with respect to the initial marketing campaign and release of all Products developed in connection with each Included Picture.

7. BOOKS AND RECORDS: Franchise shall at all times maintain customary production books and records (including copies of third party agreements and chain-of-title documentation) for each Included Picture and shall, upon Bay's request, for a period of up to two (2) years after initial United States theatrical release of the applicable Included Picture, provide Bay with reasonable access to review and copy the same during reasonable business hours.

8. DELIVERY: The term "Delivery" shall mean Bay's receipt and approval of all of the items listed in Schedule DS attached hereto (the "Delivery Items") and incorporated herein by reference relating to each Included Picture, by a date no later than two (2) weeks following completion of post production of each Included Picture ("Delivery Date"); provided, however, with respect to Franchise's acquisition of Included Pictures in completed form, in lieu of the foregoing, the Delivery Date shall be no later than thirty (30) days following Franchise's acquisition of such Included Picture. Notwithstanding the foregoing, Franchise agrees to use its best efforts to provide any Delivery Items to Bay as soon as is practicable during the course of production. Franchise agrees further to provide Bay reasonable access to the set during production of an Included Picture, on a non-interference basis with production, to enable Bay to photograph the set and to conduct motion capture sessions as Bay may arrange with cast members. If the Delivery Items are not fully delivered in accordance with this Paragraph 11 by the Delivery Date, Bay may choose, at Bay's sole discretion, to exclude such Included Picture from the total of Included Pictures hereunder for the



*  Confidential Portion Omitted and Filed Separately with the Commission.




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purpose of determining the Output Term. Franchise agrees herein that the
Delivery Items shall be fully paid for by Franchise and Bay shall not be responsible for any of the costs of Delivery. It is understood and agreed by Bay and Franchise that any Delivery Items delivered to Bay hereunder shall become the sole and exclusive property of Bay; provided, however, in no event shall Bay's ownership of such materials be deemed to give Bay any greater rights in the Included Picture than the Granted Rights.

9. PUBLICITY MATERIALS: Franchise agrees herein to provide Bay with free access to all publicity and advertising materials which have been prepared (and cleared by Franchise) in connection with the theatrical release of each Included Picture (provided, that any costs associated with duplication of such materials shall be borne by Bay and recoupable by Bay hereunder). The Parties agree that Bay may use such publicity and advertising materials to promote, advertise and market all Products developed in connection with the applicable Included Picture.

10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF FRANCHISE: Franchise hereby represents, warrants and covenants to Bay as follows:

        a. Power. Franchise is a corporation duly formed and validly existing in good standing under the laws of the State of __________ and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

        b. Duly Authorized. The execution and delivery of this Agreement by Franchise and the consummation by Franchise of the transactions contemplated hereby have been duly authorized and no other corporate or partnership proceeding or consent on the part of Franchise is necessary to authorize this Agreement and the transactions contemplated hereby.

        c. No Liens. With respect to each Franchise Picture, the Granted Rights licensed hereunder to Bay are, as of the date of this Agreement (and shall hereafter continue to be), free and clear of any and all claims, liens, charges or encumbrances which materially impair or materially and adversely affect the Granted Rights; further, there are not, and there will not be outstanding at any time, any liens, claims, charges, encumbrances, restrictions, agreements, commitments, arrangements whatsoever with any person, firm or corporation, or any obligation (past, present or future), or any defaults under, or breaches of, any contract, license or agreement which can, or will, in any way interfere with, impair, abrogate, or adversely or otherwise affect any of the Granted Rights under this Agreement, and that there are not and will not be any payments of any kind required to be made by Bay in respect, or as a result, of any use of the Franchise Pictures pursuant to the rights and licenses herein granted to Bay. Notwithstanding anything to the contrary contained herein, Bay acknowledges and agrees that Franchise if permitted to accord applicable guilds, the financing bank, and the completion guarantor for a Franchise Picture, with a security interest that has priority over Bay's security interest; provided, however, Franchise shall use good faith efforts to require the applicable guilds to subordinate to Bay's security interest and shall require the financing bank's lien and the completion guarantor's lien in the Franchise Picture to terminate immediately upon delivery of such Franchise Picture to the distributor(s) of such Franchise Picture.

        d. No Infringement. With respect to each Franchise Picture and the advertising and publicity materials in connection therewith provided to Bay hereunder: (i) the foregoing does not and will not contain any language or material which is libelous, slanderous, or defamatory; and (ii) the foregoing will not, when used by Bay (or its permitted licensees and assigns) as authorized hereunder, violate, infringe upon or give rise to any adverse claim with respect to, any common law or other right (including, without limitation, any copyright, trademark, service mark, literary, dramatic or musical right, or right of privacy or publicity) of any person, or violate any applicable law in a fashion which would adversely affect Bay's ability to exercise the Granted Rights hereunder.

     e. Music. With respect to each musical composition in each Franchise Picture, Franchise will own and control or will have been granted, without any limitations or restrictions whatsoever, all motion picture performance, synchronization, mechanical license and all other Granted Rights hereunder in and to the Franchise Pictures and all subsidiary rights embodied therein and has obtained all necessary licenses required for the exhibition, performance, duplication, distribution, marketing and exploitation of the Granted Rights in the Franchise Pictures hereunder (including the music contained therein) in perpetuity throughout the universe, for any and all purposes licensed hereunder and by every means, method and device now or hereafter known or required for the full, complete and unlimited exercise and enjoyment by Bay of each and all of the Granted Rights under this Agreement; and the non-dramatic musical performance rights in connection with such musical composition necessary for Bay's exercise of the Granted Rights hereunder are: (i) controlled by the American Society of Composers, Authors and Publishers, Broadcast Music, Inc.
or SESAC; or (ii) owned by or licensed to Franchise so that no additional clearance of, or payment with respect to, such rights will be required by Bay in connection with the exercise of the Granted Rights; or (iii) in the public domain.

     f. No Payment Obligations. Franchise has acquired or will have acquired the valid and exclusive rights to exhibit, distribute, and/or exploit each Franchise Picture as provided herein; and all of the following has been or will be fully paid or discharged prior to Delivery: (i) except as to customary residual payments and payments due to performing rights societies, all claims and rights of owners of copyright in literary, dramatic, musical rights and other property or rights in or to all stories, plays, scripts, scenarios, themes, incidents, plots, characters, dialogue, music, words and other material of any nature whatsoever appearing, used or recorded in the Program; (ii) except as to customary residual payments and payments due to performing rights societies, all claims and rights with respect to the use, distribution, performances, exhibition and exploitation of each Franchise Picture, and any music contained therein, throughout the universe; (iii) all costs of producing and completing each Franchise Picture except for profit participations and deferments not yet due which Franchise represents and warrants are solely the responsibility of Franchise. Further, Bay will not be obligated to make any payments to any third party, unless otherwise expressly specified in this Agreement, in connection with the exercise by Bay or its licensees of the Granted Rights including, but not limited to: (x) any guild re-run, reuse, pension or residual payments of any kind, nature or description; or (y) any other payments (whether characterized as a deferment, participation, or otherwise) required to be made to any third party participant including without limitation investors in and/or financiers of any Franchise Picture.

     g. Copyrighted Material. Except with respect to incidental public domain elements, and subject to the applicable provisions of applicable copyright law as of the date hereof and as it may change in the future, the copyright(s) in each Franchise Picture and in the literary, dramatic and musical material upon which it is based or which is contained therein will be valid and subsisting during the Output Term for each Franchise Picture and Franchise has not done or permitted and will not do or permit any act or omission which would impair or diminish the validity or duration of such copyright.

     h. No Conflicting Grant. With respect to its projects, properties and films, Franchise has not granted and will not grant to any third person (i) any of the Granted Rights granted to Bay hereunder nor (ii) any other rights which conflict with the Granted Rights exclusively granted to Bay hereunder, and has not entered and shall not hereafter enter into any agreement, which would violate or conflict with the Granted Rights granted to Bay or the restrictions imposed upon Franchise hereunder.

     i. Compliance With Laws. Each Franchise Picture, and all parts thereof, will be, or has been produced in compliance with any and all relevant laws, rules, regulations, guidelines, whether state, federal, international or local (i.e., those imposed by any union, guild or labor organization), applicable to the production and completion of motion pictures. Each Franchise Picture shall not, either in whole or in part constitute, or contain any material which constitutes, a violation of any law or administrative regulation or rule, or to the best of Franchise's knowledge in the exercise of due diligence, an invasion, violation or infringement of any right or interest of any third party; and shall be produced in accordance with all applicable laws, statutes, ordinances, rules, regulations and requirements of all governmental agencies and regulatory bodies, both domestic and foreign, having jurisdiction with respect to the production of each such Franchise Picture. To the extent required pursuant to any applicable law by reason of Franchise's or any other entity's activities, Franchise and/or such other entity or entities, as the case may be, shall have become signatory to all applicable collective bargaining agreements and Franchise's activities and those of such other entity or entities in connection with the Franchise Pictures have not, are not and will not be in violation of such collective bargaining agreements, to the extent same are applicable thereto.

     j. Advertising. Bay may use, subject only to contractual restrictions contained in applicable talent agreements, which Franchise has notified Bay of in writing prior to submission, the names and likenesses of all talent rendering services in connection with the Franchise Picture in any and all advertising and publicity materials and Bay will not be restricted in any way from using any of the talent's names and likenesses in connection with such advertising and publicity materials.

     k. Investment Experience. Franchise represents that it is experienced in evaluating and investing in companies in a similar stage of development as Bay and acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement. Franchise is capable of evaluating the merits and risks of the investment in the Shares and can bear the risk of the loss of the entire Equity Interest. Franchise has not been organized for the purpose of acquiring the Shares. Franchise is an "Accredited Investor" as defined in the Securities Act of 1933, as amended.

     l. Investment for Own Account. The Shares will be acquired for Franchise's own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. There is no contract or arrangement with any person to sell, transfer or grant participations to any third person with respect to the Shares.

11. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BAY: Bay hereby represents, warrants and covenants to Franchise as follows:

     a. Power. Bay is a corporation duly formed and validly existing in good standing under the laws of the State of [California] and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

     b. Duly Authorized. The execution and delivery of this Agreement by Bay and the consummation by Bay of the transactions contemplated hereby have been duly authorized and no other corporate or partnership proceeding or consent on the part of Bay is necessary to authorize this Agreement and the transactions contemplated hereby.

     c. Capitalization. As of the date hereof, the authorized capital stock of Bay consists solely of fifteen million (15 mil) shares of common stock, of which five mil seven thirty three thousand (5,733,333) shares have been issued. Each share issued has been issued in conformity with applicable law.

12.  INDEMNITY:

     a. Franchise. Franchise hereby agrees to indemnify, defend and hold harmless Bay, its parent, subsidiaries and related companies, its licensees, subdistributors and affiliates, and their respective officers, directors, agents, and employees from any and all third party claims, actions or proceedings of any kind and from any and all damages, liabilities, costs and expenses (including reasonable legal fees and costs) relating to or arising out of any breach of any of the warranties, representations or agreements of Franchise hereunder or any error or omission in any of the material or information furnished to Bay in accordance with this Agreement.

     b. Bay. Bay hereby agrees to indemnify, defend and hold harmless Franchise, its parent, subsidiaries and related companies and affiliates, and their respective officers, directors, agents, and employees from any and all third party claims, actions or proceedings of any kind and from any and all damages, liabilities, costs and expenses (including reasonable legal fees and costs) relating to or arising out of any breach of any of the warranties, representations or agreements of Bay hereunder or otherwise in connection with the Products (except to the extent such claims, actions or proceedings give rise to Franchise's indemnification obligations under this Agreement).

13.  REMEDIES:

     a. Franchise's Remedies. No action or omission by Bay shall constitute a breach of this Agreement unless Franchise first notifies Bay in writing setting forth the alleged breach or default and Bay does not cure the same. If Bay breaches its obligations hereunder, the damage, if any, caused Franchise shall not be irreparable or sufficient to entitle Franchise to injunctive or other equitable relief. Consequently, Franchise's rights and remedies shall be limited to the right, if any, to obtain damages at law and Franchise shall not have any right in such event to terminate or rescind this Agreement or any of the rights granted to Bay hereunder or to enjoin or restrain the advertising, promotion, distribution, exhibition or exploitation of the Franchise Pictures and/or any of Bay's rights hereunder. Bay's payment of any compensation or performance of any obligation hereunder shall not constitute a waiver by Bay of any breach by Franchise of any rights or remedies which Bay may have as a result of such breach, provided, however, that if such a breach by Franchise
(i) is inadvertent and non-recurring (i.e., not intentional or repeated) and is by its nature reasonably curable and (ii) allowing Franchise to cure such a breach will not result in additional expense to Bay, then Franchise shall have a period of five (5) business days from the date of notice from Bay of such breach within which to cure such breach.

     c. Remedies Cumulative. Except as set forth in Paragraph 16.a. above, all remedies accorded herein or otherwise available to either Party hereto shall be cumulative, and no one such remedy shall be exclusive of, nor shall it be considered a waiver of, any other.

     d. Rights Unique. Franchise acknowledges that the rights herein granted are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that a breach by Franchise will cause Bay irreparable injury and damage. Bay shall be entitled to injunctive and other equitable relief to prevent any breach by Franchise.

14. NOTICES: All notices shall be in writing and shall be delivered to the address(es) for notice set forth below or hereafter supplied by a Party to the other. Notices shall be effective on the date received, if delivered by hand or by facsimile, on the next business day following delivery thereof to an air courier for overnight delivery, and on the third business day after deposit into the United States mail, postage prepaid.

(a)  If to Bay:                    (b)  If to Franchise:

Bay Multimedia, Inc.               Franchise Films, Inc.
333 W. Santa Clara Street          8228 Sunset Blvd.
Suite 930                          Suite 311
San Jose, CA 95113                 Los Angeles, CA 90046
Attn: Ray Musci                    Attn: Elie Samaha
Fax No. (408) 298-9600             Fax No. (323) 848-9612

With a copy to:

Doty Sundheim & Gilmore
260 Sheridan Avenue
Suite 200
Palo Alto, CA 94306
Attn: George Sundheim
Fax No. (650) 327-0101

15. SUBSEQUENT PRODUCTIONS: Without regard to the expiration of the Output Term, Bay shall have a continuing rolling right of first negotiation/first refusal to exploit the Granted Rights with respect to sequels, prequels and/or remakes (as such terms are customarily defined in the United States entertainment industry, each a "Subsequent Production") of an Included Picture hereunder provided that Bay's right to exploit the Granted Rights in a Subsequent Production to an Included Picture on a rolling basis shall be conditioned on Bay having exploited the rights in the immediately prior Subsequent Production to such Included Picture.

16. KEY EXECUTIVES: If at any time during the Output Term, both of [Elie Samaha] and ___________ (or their Bay approved replacement; if applicable) are no longer rendering substantial in person services to Franchise as employees thereof, then Bay shall have the option, to be exercised in its sole discretion, to terminate the Output Term at any time thereafter upon 5 business days' notice (such termination shall not affect any Included Picture prior to the date of such termination), except that if Franchise finds replacements for [Elie Samaha] which are of comparable stature and which are acceptable to Bay (which acceptance shall not be unreasonably withheld), then Bay shall not have the right to terminate this Agreement pursuant to this Paragraph 19.

17. SECURITY DOCUMENTATION: Concurrent with the execution of this Agreement, Franchise hereby agrees to execute the security documentation set forth in Schedule SD attached hereto and incorporated herein by this reference, which documentation shall grant Bay a priority lien and security interest in each Franchise Picture, which security interest shall be terminable in accordance with the terms thereof. Franchise further agrees to promptly execute and deliver all further instruments and documents (including, without limitation, copyright registration of the underlying material upon which the Franchise Picture is based, any financing statements, continuation statements, mortgages of copyright and any amendments thereto), and take all further action that may be necessary or desirable, or that Bay may request, in order to perfect and protect any security interest granted or purported to be granted by the security documentation or to enable Bay to exercise and enforce its rights and remedies under the security documentation or with respect to any collateral thereunder. Franchise hereby irrevocably appoints and authorizes Bay, as Franchise's attorney-in-fact (Franchise acknowledges that said appointment is coupled with an interest) to take all steps in Franchise's name as may be reasonably required to execute such documentation in the event that Franchise fails to execute such documentation.

18. CONFIDENTIALITY: The Parties shall hold in confidence the terms of this Agreement and any negotiations relating thereto. Neither Party shall disclose, without the other Party's prior consent to any third party (other than its respective employees, directors, officers, attorneys and agents engaged in this transaction, in their capacity as such, on a need-to-know basis), any information with respect to the terms and provisions of this Agreement except:
(a) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other party as promptly as practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (b) as part of its normal reporting or review procedure to its parent company, banks, auditors, investment bankers, underwriters and/or attorneys (collectively, "Reporting Parties"), provided that such Reporting Parties agree to be bound by the provisions of this Paragraph 21; (c) in order to enforce its rights pursuant to this Agreement; and (d) when such information is otherwise publicly available.

19. INITIAL PRESS ANNOUNCEMENT: The Parties agree that the timing and content of the initial announcement (if any) relating to the completion of this Agreement will be mutually coordinated and agreed upon before being issued by Bay, Franchise, or any third party.

20. ASSIGNMENT: Franchise may not assign, transfer, sell, mortgage, pledge or hypothecate this Agreement or any interest herein or rights hereunder, in whole or in part, either voluntary or by operation of law (including without limitation by merger or consolidation or otherwise), without the prior written consent of Bay, except that Franchise may freely assign this Agreement to its successor or successors, to any of its associated, affiliated and subsidiary companies or to an entity which acquires all or substantially all of its assets on the condition that assignee assumes all of Franchise's obligations hereunder in writing; and, provided, further, Franchise shall be entitled to assign one time only its right to receive payments hereunder, without Bay's consent, if such assignment is made pursuant to a signed, written payment direction.

21. FURTHER INSTRUMENTS: Each Party hereto shall duly execute and deliver to the other Party, any and all agreements, documents and instruments reasonably required by the other Party to carry out and effectuate the purposes and intent of this Agreement.

22.     GOVERNING LAW/DISPUTE RESOLUTION:

        a. Governing Law. The substantive laws (as distinguished from the choice of law rules) of the State of California and The United States of America applicable to contracts made and performed entirely in California shall govern
(i) the validity and interpretation of this Agreement, (ii) the performance by the Parties of their respective obligations hereunder, and (iii) all other causes of action (whether sounding in contract or in tort) arising our of or relating to this Agreement or the termination of this Agreement.

        b. Dispute Resolution. The Parties hereto agree that any dispute or controversy relating to this Agreement shall be decided by a Rent-A-Judge, mutually selected by the Parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles Superior Court) appointed in accordance with California Code of Civil Procedure Section 638, sitting without a jury, in Los Angeles County California, and the Parties hereby submit to the jurisdiction of such court. The prevailing Party shall be entitled to collect from the other Party all of its legal expenses incurred in said matter including, without limitation, reasonably attorneys' fees and costs.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed the day and year first written above.

BAY MULTIMEDIA, INC.                    FRANCHISE FILMS, INC.

By: /s/ RAYMOND C. MUSCI                By: /s/ ELIE SAMAHA
   -------------------------------         --------------------------------

Its: President                          Its: Chairman
    ------------------------------          -------------------------------

                                  SCHEDULE NS
                                  -----------


                              NET SALES DEFINITION



     "Net Sales" means the gross revenue earned and actually received by Bay or any affiliated or related entity or any affiliate or related entity from the sale, lease, license, distribution or other exploitation of the Product less the following (all of which shall collectively be known as the "Cost of Goods"): (a) actual, direct, third party out-of-pocket charges or expenses incurred by Bay or any affiliate or related entity thereof in connection with transportation, handling, carriage, delivery, insurance, taxes (including withholding taxes and Value Added Tax), duties, tariffs, assessments, levies and other governmental and "pass-through" charges on or after sale of units of the Product; (b) actual, direct, third party costs of raw materials and all finished goods sold (e.g., cost of production, duplication, manufacturing and assembly, including related labor and overhead charge; cost of documentation, labels and packaging; etc.) incurred by Bay or any affiliate or related entity thereof; (c) actual, direct, third party sales commissions, discounts, advertising, promotional and marketing costs and other costs of sales; (d) any and all third party royalties and fees paid by Bay in connection with revenue earned from the sale and distribution of the Product (including, without limitation, royalties and fees paid by Bay to third party holders of rights in dedicated computer entertainment or gaming platforms or operating systems (e.g., Nintendo, Sega, Sony PlayStation, etc.); and (e) any rebates or allowances (including allowances credited to resellers or distributors in respect of marketing and promotional costs) paid by Bay in connection with the sale or distribution of the Product. If Bay earns revenue from distribution of a Product in combination or bundle with one or more other Bay products, such revenue will be allocated between that Product and such other products on a fair and reasonable basis taking into consideration the current or most recent wholesale prices of components of such compilation or bundle.

                                  SCHEDULE DS

                               DELIVERY SCHEDULE

                 [Further specification to be provided by Bay.]

1.    Soundtrack.

2.    Access to computer graphics imaging (CGI) and models.

3.    Still frame photographs of major sets and/or set pieces.

4.    Access to physical models used in principal photography.

                                  SCHEDULE SD


                             SECURITY DOCUMENTATION


                               [To be provided.]